Filed Pursuant to Rule 433

Registration No. 333-127616

December 12, 2005

Pricing Term Sheet

Omnicare, Inc.

$850,000,000

Convertible Senior Debentures Due 2035

Issuer:	Omnicare, Inc.

Security Offered:	Convertible Senior Debentures

Amount:	$850,000,000

Over-Allotment Option:	$127,500,000

Rating:	B1/BB+

Common Stock Symbol:	OCR

Issue Price:	$1,000.00

Redemption Price:	$1,000.00

Coupon:	3.250% per annum (subject to an upward adjustment on and after December 15, 2015 in certain circumstances)

Conversion Premium:	33.50%

Initial Conversion Price:	$79.73 per share

Bond Denomination:	$1,000

Conversion Rate:	12.5423 shares of common stock per $1,000 principal amount

Maturity:	December 15, 2035

Call Feature:	Callable on and after December 15, 2015

Put Feature:	Puttable on December 15, 2015

First Interest Payment Date:	June 15, 2006

Interest Payment Dates:	June 15, December 15

Trade Date:	December 12, 2005

Settlement Date:	December 15, 2005 (T+3)

Contingent Interest:	Trigger at 120%, 25 basis points per 6-month interest period

Conversion Rate Cap:	16.7448 shares of common stock per $1,000 principal amount

CUSIP:	681904 AL2

Joint Bookrunners:	JPMorgan
Lehman Brothers
CIBC World Markets

Co- Managers:	SunTrust Robinson Humphrey
Wachovia Securities
Merrill Lynch & Co.
Credit Suisse First Boston
Underwriting discount and commission:	2.5%

Proceeds (before expenses) to Omnicare:	$828,750,000

Change of control protection:	If applicable, the following table sets forth the number of additional shares by which the conversion rate will be adjusted at stock prices between $59.72 and $155.00:

	$59.72	$65.00	$75.00	$85.00	$95.00	$105.00	$115.00	$125.00	$135.00	$145.00	$155.00
12/15/2005	4.2025	3.6526	2.8800	2.3380	1.9415	1.6410	1.4067	1.2195	1.0670	0.9404	0.8341
12/15/2006	4.1274	3.5665	2.7854	2.2439	1.8521	1.5582	1.3311	1.1509	1.0050	0.8847	0.7838
12/15/2007	4.0521	3.4764	2.6826	2.1400	1.7527	1.4658	1.2465	1.0742	0.9358	0.8224	0.7278
12/15/2008	3.9742	3.3789	2.5674	2.0219	1.6390	1.3598	1.1494	0.9863	0.8566	0.7511	0.6639
12/15/2009	3.8976	3.2760	2.4396	1.8885	1.5097	1.2391	1.0390	0.8865	0.7669	0.6708	0.5916
12/15/2010	3.8252	3.1679	2.2964	1.7358	1.3606	1.0998	0.9120	0.7721	0.6647	0.5795	0.5103
12/15/2011	3.7559	3.0500	2.1296	1.5549	1.1836	0.9351	0.7626	0.6385	0.5457	0.4739	0.4168
12/15/2012	3.6989	2.9236	1.9315	1.3355	0.9692	0.7375	0.5856	0.4819	0.4079	0.3528	0.3100
12/15/2013	3.6694	2.7886	1.6846	1.0562	0.6998	0.4953	0.3747	0.3001	0.2512	0.2169	0.1913
12/15/2014	3.7307	2.6647	1.3475	0.6621	0.3358	0.1900	0.1262	0.0970	0.0816	0.0718	0.0646
12/15/2015	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-524-4462. You should read this term sheet together with the preliminary prospectus supplement dated December 12, 2005 relating to the debentures. The preliminary prospectus supplement is available at www.sec.gov or by calling toll free at 1-800-524-4462 and investors are encouraged to obtain a copy.

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